Exhibit 10.2

DYNAVAX TECHNOLOGIES CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE NOVEMBER 2019

Directors who are not Employees (“Non-Employee Directors”) shall receive equity and cash compensation as set forth below.  Capitalized terms used in this Policy, unless otherwise defined herein, have the meaning given to them in the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”).

Equity COMPENSAtION

1.1Initial Grant; Subsequent Grant

Each Non-Employee Director shall be granted, automatically and without further action by the Board or the Compensation Committee of the Board, a Nonstatutory Stock Option to purchase 50,000 shares of Common Stock (each an “Initial Grant”) on the date on which such Non-Employee Director is first appointed or elected to the Board.

In addition, immediately following each annual meeting of the Company’s stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted, automatically and without further action by the Board or the Compensation Committee of the Board, a Nonstatutory Stock Option to purchase up to 25,000 shares of Common Stock (a “Subsequent Grant” and together with the “Initial Grant,” the “Options”), based on the number of months that have elapsed since the date on which such Non-Employee Director was first appointed or elected to the Board. The first Subsequent Grant shall be pro-rated as follows:

Service Period from Initial Date of Appointment or Election	Pro-Rated Option Grant
10 months or more	100% of grant (25,000 shares)
7 months or more, but less than 10	75% of grant (18,750 shares)
4 months or more, but less than 7	50% of grant (12,500 shares)
1 month or more, but less than 4	25% of grant (6,250 shares)
Less than 1 month	No grant

Each such Subsequent Grant shall be made on the date of the annual stockholders’ meeting in question.

1.2Vesting

Each Initial Grant shall vest as follows: one-third (1/3rd) of the shares vest on each of the one, two and three year anniversaries of the date of grant, such that the Option will be fully exercisable three (3) years after its date of grant, subject to the Non-Employee Director’s Continuous Service through the applicable vesting date.

Each Subsequent Grant will vest and become exercisable as to all of the shares of Common Stock subject to the Option on the one-year anniversary of the grant date, subject to the Non-Employee Director’s Continuous Service through the applicable vesting date.

1.3Exercise Price

The exercise price per share of Common Stock of each Initial Grant and Subsequent Grant shall be one hundred percent (100%) of the Fair Market Value per share on the date of grant.

CASH COMPENSATION

1.4Annual Fees

Each Non-Employee Director shall receive an annual retainer fee of $40,000, except that the Chairman of the Board shall receive an annual retainer fee of $65,000. Such annual retainer fees will be paid in quarterly installments, in advance, at the beginning of each fiscal quarter.

1.5Committee Fees

The Chairman of the Audit Committee shall receive an annual retainer of $20,000, and each additional member of the Audit Committee shall receive an annual retainer of $10,000.

The Chairman of the Compensation Committee shall receive an annual retainer of $15,000, and each additional member of the Compensation Committee shall receive an annual retainer of $7,000.

The Chairman of the Nominating and Governance Committee shall receive an annual retainer of $10,000, and each additional member of the Nominating and Governance Committee shall receive an annual retainer of $5,000.

Such annual retainer fees will be paid in quarterly installments, in advance, at the beginning of each fiscal quarter.

1.6Pro-Rated Fees

If a Non-Employee Director joins the Board or a committee of the Board effective as of a date other than the first day of a fiscal quarter, the first quarterly installment for each applicable annual retainer fee set forth above will be pro-rated, based on the number of days served in the fiscal quarter of appointment, with regular full quarterly installments made thereafter.  All annual cash retainers fees are vested upon payment.

1.7Travel and Related Costs

Reasonable travel and related costs associated with attending Board and committee meetings, and/or incurred in connection with the performance of Board business, shall be reimbursed. The Board member is required to submit proper documentation for reimbursement.